Exhibit 99.3

Consent of Person Named to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the prospectus/proxy statement included in this Registration Statement on Form F-4 (including any amendments thereto), as a person who will become a director of Americas Silver Corporation following the consummation of the transactions described therein, and to the filing of this consent as an exhibit to this Registration Statement (including any amendments thereto).

/s/ Stephen D. Alfers
Stephen D. Alfers

Dated: November 5, 2018